Exhibit 99

Victor M. Perez

Tom Green

(713) 780-9926

ir@tricomarinetx.com

TRICO MARINE EXPECTS FIRST QUARTER SEASONAL SLOW-DOWN IN THE NORTH SEA TO IMPACT EARNINGS; SIGNS NEW CONTRACTS TOTALING $32 MILLION

        Houston, Texas (April 3, 2001) - Trico Marine, Inc. (NASDAQ:TMAR) announced today that as a result of slower than expected activity for its anchor handling, towing and supply vessels (AHTS) in the North Sea during most of the first quarter, the Company expects its 2001 first quarter earnings to be between $0.04 to $0.06 per share (diluted) versus a net loss of $0.32 per share (diluted) in 2000's first quarter. Trico's first quarter results are expected to be released on April 27, 2001 prior to the opening of the financial markets.

        The Company also announced that the market has improved and that eight new contracts, totaling $32 million in anticipated revenues, have recently been awarded to its North Sea vessels. With the new contracts, contract coverage for Trico's North Sea fleet is approximately 85% of possible days for the balance of 2001.

        "While the business environment is strong, the seasonal slowdown in North Sea activity was more pronounced than anticipated during January, February and early March." said Tom Fairley, President and Chief Executive Officer. "This was evident in the 70% utilization rate for three of our large anchor-handling vessels during the first quarter. However, we have already seen improvement in demand and day rates for both anchor-handling vessels and platform supply vessels, not only in the North Sea, but also other international areas. "

        The Gulf of Mexico has continued to show strength through the quarter. In the first quarter, supply boat day rates averaged approximately $6,700 per day with utilization of 72%. Current term bids for Gulf supply boats are at approximately $7,500 a day. In the North Sea, the fleet averaged approximately $10,100 a day in the first quarter with utilization of 88%. Trico's Northern Admiral AHTS, built in 1999, was awarded a contract by Unocal Campos Ltda. to commence in early April. The Northern Admiral was deployed to Brazil in mid-March. Two additional AHTS vessels, the Northern Chaser and the Northern Comrade will depart for Brazil in May and June of 2001 under contracts awarded to Trico by Esso Brasileira de Petroleo. In the North Sea, the Northern Corona AHTS begins a new contract April 1.

        Two of the Company's PSV's have been awarded long-term contracts. The Northern Supporter, will begin a three-year contract in the North Sea April 1, and the Northern Viking was awarded a two-year contract. In addition, the Northern Seeker, which had been idle since late 1999, has been reactivated and begins a new six-month contract April 1, while the Northern Sea also begins a new six-month contract on April 1. All contracts are at higher day rates, reflecting the improved market conditions. Day rates for these contracts exceed $20,000 for the AHTS vessels and $10,000 for the PSVs, including mobilization days.

        Trico Marine provides marine support services to the oil and gas industry, primarily in the Gulf of Mexico, the North Sea and Latin America. The services provided by the Company's diversified fleet of vessels include the marine transportation of drilling materials, supplies and crews and support for the construction, installation, and maintenance and removal of offshore facilities.

Certain statements in this press release that are not historical fact may be "forward looking statements." Actual events may differ materially from those projected in any forward-looking statement. There are a number of important factors involving risks and uncertainties beyond the control of the Company that could cause actual events to differ materially from those expressed or implied by such statements. A description of risks and uncertainties attendant to Trico Marine Services, Inc. and its industry and other factors that could affect the Company's financial results are included in Trico's Securities and Exchange Commission filings.